SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Apria Healthcare Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APRIA HEALTHCARE GROUP INC.

26220 Enterprise Court
Lake Forest, California 92630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 A.M. on Thursday, July 18, 2002

PLACE	The Imperial Room Hyatt Regency Irvine 17900 Jamboree Road Irvine, California 92614

ITEMS OF BUSINESS	(1) To elect seven members of the Board of Directors, with such persons to hold office until the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified.

(2) To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

RECORD DATE	You can vote if you were a stockholder of record on May 31, 2002.

ANNUAL REPORT	Our 2001 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	Shares represented by properly executed proxies will be voted in accordance with the specifications therein. Shares represented by proxies which do not contain directions to the contrary will be voted FOR the election of the Directors named in the attached Proxy Statement.

LIST OF STOCKHOLDERS	A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the office of the Secretary of the company, at 26220 Enterprise Court, Lake Forest, California 92630, during the ten-day period preceding the Annual Meeting.

Lake Forest, California June 17, 2002	Robert S. Holcombe Senior Vice President, General Counsel and Secretary

SOLICITATION OF PROXIES
VOTING PROCEDURE AND TABULATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
INFORMATION REGARDING THE BOARD OF DIRECTORS
GOVERNANCE OF THE COMPANY
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
EMPLOYMENT AND SEVERANCE AGREEMENTS
PERFORMANCE GRAPH
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT BY CERTAIN COMPANY AFFILIATES
INFORMATION REGARDING THE INDEPENDENT AUDITORS OF THE COMPANY
ANNUAL REPORT
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS

i

(continued)

Page

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT BY CERTAIN COMPANY AFFILIATES	18

INFORMATION REGARDING THE INDEPENDENT AUDITORS OF THE COMPANY	18
Independent Auditors	18
Audit Fees	18
Financial Information Systems Design and Implementation Fees	18
All Other Fees	18
Independence	18

ANNUAL REPORT	18

PROPOSALS OF STOCKHOLDERS	19

OTHER MATTERS	19

ii

APRIA HEALTHCARE GROUP INC.
26220 Enterprise Court
Lake Forest, California
92630-8400

P R O X Y     S T A T E M E N T

SOLICITATION OF PROXIES

Solicitation by Board

     The accompanying proxy is being solicited by the Board of Directors of Apria Healthcare Group Inc. for use at Apria’s 2002 Annual Meeting of Stockholders to be held on July 18, 2002, at 8:00 A.M. local time, in the Imperial Room at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California 92614, and at any adjournment thereof.

     This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about June 18, 2002.

Expense of Solicitation

     The expense of soliciting proxies will be borne by Apria. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees may solicit proxies personally or by telephone or special letter without any additional compensation. Apria also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Your Vote is Important

     No matter how many shares you owned on the record date, please indicate your voting instructions on the enclosed proxy card and date, sign and return it in the envelope provided, which envelope is addressed for your convenience and needs no postage if mailed in the United States. In order to avoid the additional expense to the company of further solicitation, we ask your cooperation in promptly mailing in your proxy card.

VOTING PROCEDURE AND TABULATION

Stockholders Entitled to Vote

     Holders of Apria common stock at the close of business on May 31, 2002, the record date with respect to this solicitation, are entitled to notice of and to vote at the Annual Meeting. Each stockholder of record is entitled to one vote per share. As of the record date 54,447,185 shares of the company’s common stock were outstanding. No shares of any other class of stock were outstanding.

Voting on Agenda Items

     All shares represented by each properly executed unrevoked proxy received in time for the annual meeting will be voted in the manner specified therein. If you sign your proxy card but do not mark contrary voting instructions thereon, the shares represented by the proxy will be voted “for” each of the nominees described herein (See “Election of Directors”). An executed proxy may be revoked at any time before its exercise by filing with Apria’s Secretary a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect your right to vote in person should you find it convenient to attend the annual meeting and desire to vote in person.

Voting on Other Matters

     If any other matters are properly presented at the annual meeting, the persons named on the proxy card will be entitled to vote on those matters for you. As of the date of mailing of this proxy statement, Apria was not aware of any other matters to be raised at the annual meeting.

Tabulation of Votes

     Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by Apria to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote.

     Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or majority of “votes cast.”

Broker “Non-Votes”

     The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth information as of the May 31, 2002, record date with respect to the beneficial ownership of Apria’s common stock by each person who is known by the company to beneficially own more than 5% of Apria’s common stock (based on a review of current Schedule 13D and Schedule 13G filings), each Director of the company, Apria’s Chief Executive Officer during 2001, the five other most highly compensated executive officers who were serving in such capacity as of December 31, 2001, and all Directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown.

Security Ownership Table

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class

Janus Capital Management, LLC (1)	5,388,955	9.89%
Janus Fund (1)	3,819,555	7.01
Barclays Global Investors, L. (2)	2,777,011	6.13
Lawrence M. Higby (3)	502,041	*
Philip L. Carter (4)	428,500	*
David L. Goldsmith (5)	391,902	*
David H. Batchelder (6)	140,000	*
Michael R. Dobbs (7)	135,790	*
Ralph V. Whitworth (8)	96,666	*
George S. Suda (9)	72,074	*
Richard H. Koppes (10)	68,000	*
Philip R. Lochner, Jr. (11)	67,000	*
Beverly Benedict Thomas (12)	65,000	*
Michael J. Keenan (13)	64,379	*
John C. Maney	-0-	*
All current directors and executive officers as a group	1,731,107	3.18%
(14 persons) (14)

*	Less than 1%

(1)	According to an amended Schedule 13G dated May 10, 2002, Janus Capital Management, LLC (“Janus Capital”) reported that it held sole dispositive and voting power with respect to 5,388,955 shares. 3,819,555 of the shares are held by Janus Fund, an investment company registered under the Investment Company Act of 1940 for which Janus Capital is the investment advisor. Janus Capital is a registered investment advisor which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients. The mailing address for Janus Capital and Janus Fund is 100 Fillmore Street, Denver, Colorado 80206-4923.

(2)	According to a Schedule 13G, dated February 8, 2002, filed with the Securities and Exchange Commission, Barclays Global Investors, Ltd. (“BGLTD”), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, has sole dispositive power as to 2,777,011 shares and sole voting power as to 2,707,799 shares. BGLTD holds 4,230 of the shares directly and has sole dispositive and voting power as to those shares. The balance of the shares is held by two related banks: Barclays Global Fund Advisors (“BGF”), which has sole voting and dispositive power as to 343,304 shares, and Barclays Global Investors, N.A. (“BGNA”), which has sole voting power as to 2,360,265 shares and sole dispositive power as to 2,429,477. The mailing address for BGLTD, BGF and BGNA is 45 Fremont Street, San Francisco, California 94105.

(3)	Includes 491,041 shares subject to options that are currently exercisable.

(4)	Includes 428,500 shares subject to options that are currently exercisable.

(5)	Includes 300,236 held in a shared trust with Mr. Goldsmith’s wife and 91,666 shares subject to options that are currently exercisable.

(6)	Includes 65,000 shares subject to options that are currently exercisable.

(7)	Includes 124,610 shares subject to options that are currently exercisable.

(8)	Includes 96,666 shares subject to options that are currently exercisable.

(9)	Includes 69,474 shares subject to options that are currently exercisable.

(10)	Includes 65,000 shares subject to options that are currently exercisable.

(11)	Includes 65,000 shares subject to options that are currently exercisable.

(12)	Includes 64,000 shares subject to options that are currently exercisable.

(13)	Includes 64,379 shares subject to options that are currently exercisable.

(14)	Includes shares owned by certain trusts. Also includes 1,252,030 shares subject to options that are currently exercisable.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Composition of Board

     Apria’s Board of Directors consists of such number of Directors as may be determined by the Board of Directors from time to time. The Board of Directors currently consists of seven Directors who are subject to reelection on an annual basis. All seven current Directors have been nominated for reelection to a term of one year or until the election and qualification of their successors.

Directors’ Fees

     All Directors of Apria are reimbursed for their out-of-pocket expenses incurred in connection with attending Board and related committee meetings. During 2001, each non-employee Director received (i) $1,000 per Board or committee meeting attended in person ($2,000 per committee meeting for the Director who was the committee’s chairman), (ii) $500 per Board or committee meeting attended via telephone, and (iii) an annual option grant for 15,000 shares of the company’s common stock (25,000 shares for the nonexecutive chairman). The level of fees and compensation for directors is expected to remain the same during 2002.

Committees and Meetings of the Board of Directors

     Standing committees of Apria’s Board of Directors include a Corporate Governance and Nominating Committee, an Audit Committee, a Compliance Committee and a Compensation Committee. The Board of Directors held seven meetings during the 2001 fiscal year.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance and the nomination and evaluation of Directors. The Committee also reviews and assesses the effectiveness of the Board’s Guidelines on Corporate Governance and recommends to the Board proposed revisions thereto. Currently, the Corporate Governance and Nominating Committee consists of Messrs. Koppes (Chairman) and Whitworth and Ms. Thomas. The Committee is willing to consider nominees for Director proposed by stockholders but has established no formal procedures for stockholders to follow in submitting such nominations. The Corporate Governance and Nominating Committee met on five occasions during 2001.

     Audit Committee. The Board of Directors and the Audit Committee have adopted a written Audit Committee Charter which describes the Committee’s functions. The Committee consists of Messrs. Lochner (Chairman), Batchelder and Goldsmith. The Board of Directors has determined that each member serving on the Audit Committee is “independent” as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards. The Committee met on five occasions during 2001.

     Compliance Committee. The Compliance Committee exercises oversight responsibility with respect to the company’s regulatory compliance programs, monitors certain aspects of those programs and reports to the Board regarding the same. Currently, the Committee consists of Messrs. Goldsmith (Chairman), Koppes and Lochner. The Committee met on five occasions during 2001.

     Compensation Committee. The Compensation Committee conducts an annual performance review of Apria’s senior management and establishes their salaries, bonuses and stock option awards. Currently, the Compensation Committee consists of Messrs. Batchelder (Chairman), Whitworth and Ms. Thomas. The Committee met on one occasion during 2001.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Guidelines

     Apria’s Board of Directors has adopted the following Corporate Governance Guidelines:

Board Mission and Responsibilities

     Mission Statement. The company’s primary objective is to maximize stockholder value over the long term while adhering to the laws of the jurisdictions within which it operates and observing the highest ethical standards.

     Corporate Authority and Responsibility. All corporate authority resides in the Board of Directors as fiduciaries on behalf of the stockholders. The Board delegates authority to management to pursue the company’s mission. Management, not the Board, is responsible for managing the company. The Board retains responsibility to recommend candidates to the stockholders for election to the Board of Directors. The Board retains responsibility for selection and evaluation of the Chief Executive Officer, oversight of succession plans, determination of senior management compensation, approval of the annual budget, and review of systems, procedures and controls. The Board also advises management with respect to strategic plans.

Board Operations

     Board Agenda. The Chairman of the Board in coordination with the Chief Executive Officer shall set the agenda for each Board meeting, taking into account input and suggestions from members of the Board.

     Strategic Planning. The Board shall hold an annual strategic planning session. The timing and agenda for this meeting are to be suggested by the Chief Executive Officer.

     Independent Advice. The Board (or with the Board’s approval, a committee) may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the Chief Executive Officer and the Chairman of the Board.

     Access to Top Management. Board members are free to contact members of senior management and are encouraged to coordinate their contacts with the Chief Executive Officer. Additionally, regular attendance and participation in Board meetings by senior management is encouraged as appropriate.

     Executive Meetings of Independent Directors. An executive meeting of independent Directors should be held during each Board meeting. The Chairman shall lead these sessions.

     Board Evaluation. The Corporate Governance and Nominating Committee shall be responsible for evaluating Directors as part of its process for recommending Director nominees to the Board. The Corporate Governance and Nominating Committee shall be responsible for coordinating an annual evaluation by the Directors of the Board’s performance and procedures.

     Written Guidelines and Policies. The Board shall maintain written corporate governance guidelines and operational policies which will be reviewed annually by the Corporate Governance and Nominating Committee.

Board Structure

     Positions of Chairman and Chief Executive Officer. The positions of Chairman and Chief Executive Officer shall be filled by separate persons and the Chairman shall be an Independent Director.

     Board Composition. Independent Directors shall constitute a substantial majority of the Board.

     Number of Directors. The Board shall assess its size from time to time. It is the Board’s philosophy that smaller Boards are most effective.

     Committees. The standing Board committees shall be the Audit Committee, the Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. All standing committees shall be made up of Independent Directors. Each standing committee shall maintain a written charter approved by the Board. Committees shall receive authority exclusively through delegation from the Board. All committee actions must be ratified by the Board before becoming effective, unless taken pursuant to an express delegation of authority. A Director may attend any Board committee meeting. The Chairman shall recommend periodic rotation of Committee assignments.

     Independent Directors. “Independent Director” means a person who is independent of management and free from any relationship with the company or otherwise (including serving as consultants or service providers to the company except as approved by the Independent Directors for special projects) that, in the opinion of the Board of Directors, would interfere in the exercise of independent judgment as a Director. No officer or employee of the company or its subsidiaries shall be qualified as an Independent Director. It is also presumed that no former officer or employee of the company may qualify as an Independent Director, provided that this presumption is rebuttable upon an affirmative determination by the Board.

Directors

     Nominees for Election to the Board. The Corporate Governance and Nominating Committee shall recommend nominees to the full Board for annual elections of Directors. The Committee shall welcome input from all Directors and stockholders.

     Retirement. Retirement age shall be 72. Directors shall submit their resignation effective at the Annual Meeting immediately preceding their 72nd birthday.

     Changes in Professional Responsibility. The Board should consider whether a change in an individual’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill Directorship obligations. To facilitate the Board’s consideration, the Chief Executive Officer and other employee Directors shall submit a resignation as a matter of course upon retirement, resignation or other significant change in professional roles.

     Director Compensation and Stock Ownership. From time to time, the compensation of Directors shall be reviewed by the Compensation Committee, which shall make recommendations to the full Board. The Board’s philosophy is that a substantial portion (up to 100%) of Director compensation shall be equity-based. The Board shall also maintain minimum stock ownership guidelines for Directors.

     Chief Executive Officer Evaluation. The Compensation Committee shall be responsible for coordinating an annual evaluation of the Chief Executive Officer by the Independent Directors. The Independent Directors will also determine guidance for the Compensation Committee with respect to Chief Executive Officer’s compensation. The Chairman of the Compensation Committee shall be the liaison with the Chief Executive Officer.

     Management Succession. The Board shall coordinate with the Chief Executive Officer to ensure that a successor for emergencies is designated at all times and that a formalized process governs long-term management development and succession. The Chief Executive Officer shall report to the Board annually about development of senior management personnel and succession plans, which shall be approved by the Board.

     Outside Board Memberships. The Chief Executive Officer and other members of senior management shall seek the approval of the Board before accepting outside board memberships, and the Board generally discourages more than one corporate board and one charitable board membership.

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

     The Audit Committee of the Board of Directors of the company reviews the company’s financial reporting process on behalf of the Board of Directors. Management of the company has the primary responsibility for the financial statements and the reporting process of the company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the company’s financial statements have been prepared in accordance with generally accepted accounting principles. The company’s auditors, Deloitte & Touche LLP, are responsible for auditing the company’s financial statements and expressing an opinion on the conformity of such audited financial statements to generally accepted accounting principles.

     The members of the Audit Committee are not professionally engaged in, and are not experts in, auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the company’s auditors. Accordingly, the Audit Committee’s review does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s activities do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the company’s auditors are in fact independent.

     In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and the company’s auditors. The Audit Committee has discussed with the company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the company’s auditors the written disclosures such auditors have represented are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the company and its management. In this connection, the Audit Committee has considered whether such auditors’ provision of non-audit services to the company is compatible with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, and subject to the limitations set forth above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Date: April 23, 2002

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Philip R. Lochner, Jr. (Chairman) David H. Batchelder David L. Goldsmith

REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

     As members of the Compensation Committee, it is our duty to administer Apria’s overall compensation program for its senior and mid-level management. In addition, the Compensation Committee evaluates the performance and specifically establishes the compensation of the Chief Executive Officer. The Compensation Committee is comprised entirely of independent Directors who are not officers or employees of Apria.

Compensation Philosophy and Program for Senior Management

     During 2001, Apria’s compensation program for executive officers was designed to:

•	reward each member of senior management commensurately with the company’s overall growth and financial performance;

•	attract and retain individuals who are capable of leading the company in achieving its business objectives in an industry characterized by competitiveness, growth and change; and

•	encourage ownership of Apria’s stock by executive officers.

     The company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the financial success of the company. As discussed below, the program consists of, and is intended to strike a balance among, three elements:

•	Salaries. Salaries for the Chief Executive Officer and President are based on the Committee’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by other similar companies to executive officers holding equivalent positions. The salaries for all other executive officers are approved by the Compensation Committee pursuant to recommendations made by the Chief Executive Officer on the basis of similar criteria.

•	Executive Bonuses. Executive bonuses are based on an evaluation of company performance against qualitative and quantitative measures.

•	Long-term Incentive Compensation. Long-term incentive awards consisting of stock options are designed to insure that incentive compensation is linked to the long-term performance of Apria and its common stock. Such awards provide an incentive that focuses on managing the company from the perspective of an owner.

     In recent years, the Committee’s overall compensation strategy has been adjusted so that more than one-half of the total cash compensation earnable by executive officers consists of bonuses based solely on the achievement of certain financial objectives by the company. Stock option grants will also continue to represent a significant portion of executive compensation if managerial efforts result in continued stock price increases.

Factors Affecting the Evaluation of Executive Performance for 2001

     During 2001, the company continued to pursue a plan for achieving profitable operating results through the following principal elements:

•	maintaining disciplined focus on existing service offerings and increasing emphasis on home respiratory therapy;

•	supplementing internal growth with selective acquisitions;

•	reducing costs and enhancing margins and cash flows; and

•	improving the company’s capital structure.

     As those objectives have been and continue to be achieved, management has placed increased emphasis on sales and operations and has continued its emphasis on compliance issues. Members of senior management have been asked to adapt their activities so as to achieve the benefits sought by the foregoing strategies. Accordingly, members of senior management were and continue to be evaluated in light of their contributions toward achievement of the objectives established by the Chief Executive Officer and the Board. Future compensation for senior management will continue to be based in large part on the company’s ability to effectively develop and implement strategies that enable Apria to achieve those objectives and enhance stockholder value.

Total Compensation

     Total compensation target levels for Apria executives are established with consideration given to an analysis of competitive market compensation. The total compensation package for each executive is broken down into the three basic components indicated above and discussed in more detail below. This strategy is intended to emphasize the “performance-based” component of the company’s executive compensation, and the Committee intends to continue this emphasis in 2002.

2001 Total Compensation for the Chief Executive Officer

     During 2001, Philip L. Carter served as Apria’s Chief Executive Officer. He resigned from

Apria on February 12, 2002 pursuant to a Resignation and General Release Agreement. Although a significant portion of Mr. Carter’s 2001 compensation consisted of a bonus plan based largely on company performance, the Committee did not rely entirely on predetermined formulas or a limited set of criteria when it evaluated the performance of the company’s Chief Executive Officer. The Committee considered:

•	management’s overall accomplishments;

•	Mr. Carter’s individual accomplishments;

•	the company’s financial performance; and

•	other criteria discussed below.

     The Committee designed a compensation package for Mr. Carter which provided a competitive salary with the potential of significant bonus plan compensation in the event the company performed well under his leadership. For 2001, Mr. Carter’s annual salary was $680,000 and his total bonus compensation was $680,000. This bonus award was the maximum amount payable under the bonus plan. Of the award, 80% was based on the company’s achievement of certain financial objectives related to earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share and net revenue with a lesser element (20%) to be paid on recommendation of the Compensation Committee based on the implementation of certain strategic initiatives. All performance targets and goals concerning the implementation of initiatives were met or exceeded. Mr. Carter’s long-term compensation package was also designed to couple his long-term interests with those of Apria’s stockholders. The Committee believes that the most significant portion of the package consisted of options to purchase up to 750,000 shares of Apria’s common stock at an exercise price of $9.00 per share granted to Mr. Carter when he was first employed by Apria in 1998. The options from Mr. Carter’s initial grant became entirely vested on an accelerated basis because certain target prices for the company’s common stock were met. Mr. Carter was granted options for an additional (i) 75,000 shares during 1999 at a per share exercise price of $16.9375 and (ii) 500,000 shares during 2000 at a per share exercise price of $27.125. He received no additional option grants for 2001. As of February 12, 2002, the date of his resignation from the company, options for 50,000 of the $16.9375 shares and 125,000 of the $27.125 shares had vested. The unvested portions of the 1999 and 2000 option grants were cancelled at the time of his resignation.

Salaries for Executive Officers

     In setting salaries, the first element of the executive compensation program, the Committee did not use a predetermined formula. Instead, the 2001 salaries of the Chief Executive Officer, the President and the other executive officers were based on:

•	the Committee’s evaluation of individual job performance;

•	an assessment of the company’s performance; and

•	a consideration of salaries paid by similar companies to executive officers holding equivalent positions.

     Philip L. Carter. Mr. Carter’s annual salary for 2001 was $680,000, compared to a salary of $650,000 during 2000. The Committee felt the salary was justified due to the fact that the company’s profitability had continued to improve.

     Other Executive Officers. The 2001 salaries of the five other most highly compensated executive officers are shown in the “Salary” column of the Summary Compensation Table.

2001 Executive Officer Bonuses

     Bonuses for all executive officers were awarded under the 2001 Executive Officer Incentive Compensation Plan, a plan adopted to provide each member of senior management with significant bonus compensation (up to the full amount of each officer’s 2001 salary) upon the achievement of certain improved financial performance levels for the 2001 fiscal year and the implementation of certain key initiatives.

     The target levels of performance as well as the key initiatives established for the company in the 2001 Executive Officer Incentive Compensation Plan were achieved, and the resulting 2001 bonus payments to Mr. Carter and the other most highly compensated executive officers of the company are listed in the “Bonus” column of the Summary Compensation Table. Because publication of sensitive and proprietary quantifiable targets and other specific goals for the company and its executive officers could place the company at a competitive disadvantage, it has not been the company’s practice to disclose the specific financial performance target levels set forth in its incentive compensation plans. However, the actual results for each of the quantifiable target factors are publicly available and reflect an increase in 2001 net revenues of approximately 12% ($117,714,000) over the 2000 level. In addition, EBITDA increased by approximately 7.5% ($18,206,000) and earnings per share increased by more than 21% ($.23 per share) over 2000 levels. Company management also concluded a successful debt restructuring and reduced Apria’s days sales outstanding to 50 during 2001.

Long-Term Incentive Compensation

     As noted above, the company provided long-term compensation to certain members of senior and mid-level management under various stock incentive plans. The stock incentive plans provide the company with the ability to periodically reward key employees, including executive officers, with options to purchase shares of the company’s common stock.

     The value of stock options is tied to the future performance of the company’s common stock and provides value to the recipient only when the price of the company’s common stock increases above the option grant price.

Stock Option Awards to Executive Officers

     Mr. Carter, Mr. Higby and Mr. Maney received no additional stock option grants as a part of their 2001 compensation. Stock option grants for the other three most highly compensated executive officers are shown in the “Options Granted” column of the Summary Compensation Table.

Tax Treatment of Stock Options

     The Compensation Committee has considered the anticipated tax treatment to the company regarding the compensation and benefits paid to the executive officers of the company in light of the enactment of Section 162(m) of the United States Internal Revenue Code. The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the company with a compensation package which will preserve the deductibility of such payments for the company to the greatest extent possible. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. In addition, in order to attract qualified management personnel, it has proven necessary to grant certain long-term incentives that may not be deductible under Section 162(m) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Date: April 1, 2002

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS David H. Batchelder (Chairman) Ralph V. Whitworth Beverly Benedict Thomas

ELECTION OF DIRECTORS

Nominees for Election to Board

     The nominees for election are David H. Batchelder, David L. Goldsmith, Lawrence M. Higby, Richard H. Koppes, Philip R. Lochner, Jr., Beverly Benedict Thomas and Ralph V. Whitworth, each of whom currently serves on the Board. If elected, they will serve for one year or until the election and qualification of successors.

     If any of the nominees should become unavailable for election to the Board of Directors, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may further reduce the number of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or further reduce the number of Directors.

Vote Required for Election of Directors

     For the purpose of electing Directors, each stockholder is entitled to one vote for each Director to be elected for each share of common stock owned.

     The candidates receiving the highest number of votes will be elected.

     The accompanying proxies solicited by the Board of Directors will be voted “for” the election of the nominees unless the proxy card is marked to withhold authority to vote for any nominee.

     The Board of Directors unanimously recommends that you vote “for” each of the nominees.

Nominees and Directors

     Set forth below are the names, ages and past and present positions of the persons serving as Apria’s Directors as of May 31, 2002:

	Business Experience During Last	Director	Term
Name and Age	Five Years and Directorships	Since	Expires

Ralph V. Whitworth, 46	Chairman of the Board of Directors of Apria since 1998. Mr. Whitworth is also a principal and Managing Member of Relational Investors, LLC, a private investment company. He is also a partner in Batchelder & Partners, Inc., a financial advisory and investment-banking firm based in San Diego, California which is registered as a broker-dealer under Section 15(b) of the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. Mr. Whitworth is also a director of Tektronix, Inc., Mattel, Inc. and Waste Management, Inc.	1998	2002

David H. Batchelder, 53	Principal and Managing Member of Relational Investors, LLC since 1996. Since 1998 he has served as the Chairman and Chief Executive Officer of Batchelder & Partners, Inc., a financial advisory and investment banking firm based in San Diego, California, which is a registered broker-dealer under Section 15(b) of the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. Mr. Batchelder also serves as a director of Washington Group International, Inc. and Nuevo Energy Company.	1998	2002

David L. Goldsmith, 54	Managing Director of RS Investment Management, an investment management firm. Prior to joining RS Investment Management in 1999, he served as Managing Director of Robertson, Stephens Investment Management, an investment management firm owned by Bank of America National Trust and Savings Association. He was affiliated with Robertson, Stephens & Company LLC and its predecessors from 1981 through 1999.	1987*	2002

Lawrence M. Higby, 56	President and Chief Executive Officer and a Director of Apria since February 12, 2002. From 1997 until his appointment as Chief Executive Officer, Mr. Higby served as Apria’s President and Chief Operating Officer. Mr. Higby also served as Apria’s Chief Executive Officer on an interim basis from January through May of 1998. Prior to joining Apria, Mr. Higby served as President and Chief Operating Officer of Unocal’s 76 Products Company and Group Vice President of Unocal Corporation from 1994 to 1997. He also serves as a director of Ross Stores, Inc.	2002	2002

*	Director of Homedco Group Inc. from 1987 until the June 1995 merger with Abbey Healthcare Group Inc. which formed Apria. Director of Apria from the date of the merger until the present.

	Business Experience During Last	Director	Term
Name and Age	Five Years and Directorships	Since	Expires

Richard H. Koppes, 55	Of Counsel to Jones, Day, Reavis & Pogue, a law firm, and a Co-Director of Education Programs at Stanford University School of Law. He is a member of the Board of Directors of ICN Pharmaceuticals, Inc. He served as a principal of American Partners Capital Group, a venture capital and consulting firm, from 1996 to 1998.	1998	2002

Philip R. Lochner, Jr., 59	Senior Vice President — Chief Administrative Officer of Time Warner Inc. from 1991 to 1998. He is a member of the Advisory Council of Republic New York Corporation and of the Boards of Directors of Clarcor, Inc., GTech Holdings Corp. and The American Stock Exchange.	1998	2002

Beverly Benedict Thomas, 59	Managing Partner of Thomas Consulting Group (formerly BBT Strategies), a consulting firm specializing in public affairs and strategic planning. Previously, Ms. Thomas was a principal of UT Strategies, Inc., a public affairs firm, from 1995 to 1997.	1998	2002

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Executive Compensation

     The following table sets forth all compensation for the 2001, 2000, and 1999 fiscal years paid to or earned by Apria’s Chief Executive Officer and the five other most highly compensated executive officers during the 2001 fiscal year.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation(1)

				Options	LTIP	All Other
		Salary(2)	Bonus	Granted(3)	Payouts(4)	Compensation
Name	Year	($)	($)	(#)	($)	($)

Philip L. Carter	2001	691,916	680,000	—	—	3,313	(6)
Chief Executive Officer (5)	2000	661,538	421,354	500,000	680,000	3,330	(6)
	1999	613,694	480,000	75,000	—	3,430	(6)

Lawrence M. Higby	2001	463,010	460,000	—	—	3,313	(6)
Chief Executive Officer,	2000	443,553	285,224	300,000	440,000	3,330	(6)
President and Chief	1999	418,386	329,600	40,000	—	3,295	(6)
Operating Officer (7)

John C. Maney	2001	403,171	—	—	—	2,093,262	(9)
Executive Vice President	2000	382,921	243,089	200,000	390,000	3,330	(6)
and Chief Financial Officer (8)	1999	358,522	280,000	30,000	—	1,615	(6)

Michael R. Dobbs	2001	276,671	275,000	20,000	—	3,313	(6)
Executive Vice President,	2000	251,492	162,059	75,000	250,020	3,330	(6)
Logistics	1999	210,332	168,000	30,000	—	23,151	(10)

George S. Suda	2001	233,024	230,000	20,000	—	3,313	(6)
Executive Vice President,	2000	218,186	136,130	75,000	210,061	3,330	(6)
Information Services	1999	182,211	126,000	20,000	—	2,890	(6)

Michael J. Keenan	2001	205,725	163,795	20,000	—	3,313	(6)
Executive Vice President,	2000	184,880	—	40,000	178,880	438,784	(11)
Business Operations	1999	177,995	—	15,000	—	19,259	(12)

(1)	Apria has not issued stock appreciation rights or restricted stock awards.

(2)	These amounts include an automobile allowance which is paid as salary. Salary is paid on the basis of bi-weekly pay periods, with payment for each period being made during the week following its termination. Due to the fact that some years contain payment dates for pay periods which begin or end in other years, amounts reported as salary paid for a particular year may vary slightly from the actual amounts of the salaries of the executive officers listed above.

(3)	The option grants for 1999 were approved by the company’s Board of Directors in October 1999 but did not become effective and were not fixed as to price until January 3, 2000. The option grants for 2000 were approved by the company’s Board of Directors in October 2000 but did not become effective and were not fixed as to price until January 2, 2001. The option grants for 2001 were approved by the company’s Board of Director in October 2001, but did not become effective and were not fixed as to price until January 2, 2002.

(4)	Payments under a two-year incentive plan adopted by the Board of Directors in December 1998. Includes payments made in 2001 but allocable to the 1999-2000 period covered by the plan.

(5)	Mr. Carter resigned from the company on February 12, 2002.

(6)	Annual contribution by Apria to the company’s 401(k) Savings Plan in the name of the individual.

(7)	Mr. Higby was appointed Chief Executive Officer upon Mr. Carter’s resignation on February 12, 2002.

(8)	Mr. Maney resigned from the company in October, 2001.

(9)	Value realized from stock option exercises.

(10)	Includes a relocation payment of $20,728 and an annual contribution of $2,423 by Apria to the company’s 401(k) Savings Plan in the name of the individual.

(11)	Includes annual contribution of $3,330 by Apria to the company’s 401(k) Savings Plan in the name of the individual and $435,454 in value realized from the exercise of stock options.

(12)	Includes annual contribution of $2,890 by Apria to the company’s 401(k) Savings Plan in the name of the individual and $16,369 in value realized from the exercise of stock options.

Summary of Option Grants

     The following table provides information with respect to grants of options in 2001 to Apria’s Chief Executive Officer and the five other most highly compensated executive officers of the company. These amounts or calculations do not include options approved in 2000, which did not become effective until January 2, 2001, but do include options approved in 2001 which did not become effective until January 2, 2002.

Option Grants Table

					Potential Realizable
	Number of				Value at Accrual Rate
	Securities	% of Total		Expiration	of Stock Appreciation
	Underlying	Options to		Date of	for Option Term ($)
	Options	Employees in	Exercise	Options
Name	Granted	Fiscal Year	Price ($)	Granted	5%	10%

Philip L. Carter	—	—	—	—	—	—
Lawrence M. Higby	—	—	—	—	—	—
John C. Maney	—	—	—	—	—	—
Michael R. Dobbs	20,000	1.55%	24.01	01/02/12	301,995	765,315
George J. Suda	20,000	1.55%	24.01	01/02/12	301,995	765,315
Michael J. Keenan	20,000	1.55%	24.01	01/02/12	301,995	765,315

Summary of Options Exercised

     The following table provides information with respect to the exercise of stock options by Apria’s Chief Executive Officer and the five other most highly compensated executive officers of the company during the 2001 fiscal year, together with the fiscal year-end value of unexercised options.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

Number of Securities
			Underlying Unexercised	Value of Unexercised In-
			Options at	The-Money Options at
	Shares		Fiscal Year-End(1)	Fiscal Year-End(1)(2)
	Acquired on	Value
	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Name	(#)	($)	(#) / (#)	($) / ($)

Philip L. Carter	—	—	775,000/550,000	12,193,813/402,625
Lawrence M. Higby	—	—	403,333/386,667	5,361,589/982,886
John C. Maney	115,000	2,093,262	120,000/—	2,436,300/—
Michael R. Dobbs	—	—	110,000/95,000	1,914,525/161,050
George J. Suda	—	—	46,666/88,334	793,278/107,372
Michael J. Keenan	—	—	53,300/50,000	897,442/80,525

(1)	These amounts or calculations do not include options approved in 2001 which did not become effective until January 2, 2002.

(2)	Market value of the securities underlying the options at year-end, minus the exercise or base price of “in-the-money” options. The market value of a share of Apria’s common stock at the close of trading on the last trading day of 2001 (December 31) was $24.99.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee since January 1, 2001 was either an officer or employee of the company.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Apria has employment agreements, nondisclosure/noncompetition agreements and/or severance agreements with the following executive officers and other persons listed in the Summary Compensation Table.

     Lawrence M. Higby. Pursuant to an Amended and Restated Employment Agreement which became effective January 1, 2000, Mr. Higby has served and continues to serve as Apria’s President. Since February 12, 2002, he has also been serving as Apria’s Chief Executive Officer. The agreement provides that Mr. Higby is to receive an annual salary of not less than $400,000, subject to increases at the discretion of the company’s Board of Directors or Compensation Committee. Mr. Higby’s current annual salary is $600,000. Mr. Higby is also entitled to participate in Apria’s annual bonus, incentive, stock and other benefit programs generally available to executive officers of the company at the company’s discretion. The agreement also provides for (i) reasonable access to the company’s accountants for personal financial planning, (ii) an automobile allowance, (iii) reimbursement of certain expenses and (iv) an indemnification of Mr. Higby on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

     The company also has entered into a Nondisclosure and Noncompetition Agreement with Mr. Higby pursuant to which, if the company terminates Mr. Higby’s employment without cause, or if he terminates his employment with good reason (including upon a change in control), Mr. Higby shall be entitled to receive cash payments in exchange for the performance of certain agreements pertaining to nondisclosure and noncompetition following the termination. Payments under the Nondisclosure and Noncompetition Agreement are required to be made in 52 equal weekly installments following the termination, and shall equal, in the aggregate, three times the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance, and (iv) an additional amount equal to the average annual cost for company employees of obtaining certain post-employment medical insurance. The company shall be required to provide an office and secretarial support at a cost not to exceed $50,000 during the year following such a termination. In addition, the vested portion of the 150,000 share stock option grant issued to Mr. Higby in January 1998 will remain exercisable for a period of three years following such termination.

     Michael R. Dobbs. Pursuant to an Amended and Restated Executive Severance Agreement dated February 26, 1999, Mr. Dobbs serves as the company’s Executive Vice President, Logistics and undertakes duties at Apria’s discretion. The agreement provides that Mr. Dobbs’ salary shall be at the company’s discretion. Currently, Mr. Dobbs’ annual salary is $275,000. Mr. Dobbs is entitled to participate in Apria’s annual bonus, incentive, stock and other benefit programs generally available to executive officers of the company at the company’s discretion. Mr. Dobbs is also entitled to receive reimbursement of certain expenses at the company’s discretion. If the company terminates his employment without cause, or if he terminates his employment with good reason (including upon a change in control), Mr. Dobbs is entitled to a lump sum payment equal to two times the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees of obtaining certain post-employment medical insurance. The agreement also contains provisions designed to indemnify Mr. Dobbs on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

     Michael J. Keenan. In June 1997, Mr. Keenan entered into an Executive Severance Agreement with the company. Pursuant to that agreement, Mr. Keenan serves in a position and undertakes duties at Apria’s discretion. As of December 31, 2001, Mr. Keenan served as Apria’s Executive Vice President, Business Operations. The agreement provides that Mr. Keenan’s salary shall be at the company’s discretion. Currently, his annual salary is $205,000. Mr. Keenan is entitled to participate in Apria’s annual bonus, incentive, stock and other benefit programs generally available to executive officers of the company at the company’s discretion. Mr. Keenan is also entitled to receive reimbursement of certain expenses at the company’s discretion. If the company terminates his employment without cause, or if he terminates his employment with good reason (including upon a change in control), Mr. Keenan is entitled to a payment equal to the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees of obtaining certain post-employment medical insurance. Such payments shall be payable in periodic installments over one year.

     George S. Suda. In March 2000, Mr. Suda entered into an Executive Severance Agreement with the company. Pursuant to that agreement, Mr. Suda serves as Apria’s Executive Vice President, Information Services and undertakes duties at the company’s discretion. The agreement provides that Mr. Suda’s salary shall be at the company’s discretion. Currently, his annual salary is $230,000. Mr. Suda is entitled to participate in Apria’s annual bonus, incentive, stock and other benefit programs generally available to executive officers of the company at the company’s discretion. He is also entitled to receive (i) bonuses in accordance with the bonus plans from time to time in effect for Apria’s executives and (ii) reimbursement of certain expenses at the company’s discretion. If Apria terminates his employment without cause, or if he terminates his employment with good reason (including upon a change in control), Mr. Suda is entitled to a payment equal to two times the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees of obtaining certain post-employment medical insurance. The agreement also contains provisions designed to indemnify Mr. Suda on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

     Philip L. Carter. Mr. Carter served as Apria’s Chief Executive Officer during 2001, but resigned on February 12, 2002. Pursuant to a Resignation and General Release Agreement which became effective February 12, 2002, Mr. Carter received two payments during February in the respective amounts of $61,333 and $2,606,354. Mr. Carter will also receive $1,303,177 payable in 52 equal weekly installments under the terms of a Nondisclosure and Noncompetition Agreement pursuant to which Mr. Carter is entitled to receive cash payments in exchange for the performance of certain agreements pertaining to nondisclosure and noncompetition following his resignation. Apria is also required to provide an office and secretarial support at a cost of not more than $50,000 during the year following his resignation. The relevant agreements also contain provisions designed to indemnify Mr. Carter on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

     John C. Maney. John Maney had an Executive Severance Agreement with the company. However, Mr. Maney resigned from Apria voluntarily under circumstances that did not entitle him to receive any benefits under the agreement.

PERFORMANCE GRAPH

     The following graph shows the changes over the last five-year period in the value of $100 invested in (i) the common stock of Apria, (ii) the S&P 500 Stock Index, and (iii) the Peer Group Index (1). The value of each investment is based on share price appreciation, with reinvestment of all dividends. The investments are assumed to have occurred at the beginning of the period presented.

Comparison of Five Year Cumulative Total Return
Among Apria Healthcare Group Inc.,
The S&P 500 Index and the Peer Group Index

	12/96	12/97	12/98	12/99	12/00	12/01

Apria Healthcare Group Inc.	100	71.67	47.67	95.67	158.67	133.28
S & P 500	100	133.36	171.47	207.56	188.66	166.24
Peer Group	100	116.02	131.53	111.06	179.50	190.49

(1)	The Peer Group Index is based on the cumulative total returns of the following companies: Coram Healthcare Corporation, Lincare Holdings, Inc., Optioncare, Inc., and American Homepatient, Inc. In years prior to 1998, Rotech Medical Corporation (no longer publicly owned) was included in the Peer Group Index.

     It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

     The foregoing report of the Compensation Committee of the Board of Directors and the performance graph shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
BY CERTAIN COMPANY AFFILIATES

     Section 16(a) of the Securities Exchange Act of 1934 requires the company’s Directors and officers, and persons who own more than 10% of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The New York Stock Exchange, Inc. Directors, officers, and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish the company with copies of the reports they file.

     Based solely on its review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the company believes that all of its Directors, officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during the 2001 fiscal year.

INFORMATION REGARDING THE INDEPENDENT AUDITORS OF THE COMPANY

Independent Auditors

     Deloitte & Touche LLP have been retained as the company’s independent auditors for the 2002 fiscal year. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, may make a statement and will be available to answer appropriate questions.

Audit Fees

     The aggregate amount of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the company’s 2001 annual financial statements and the review of financial statements included in the Forms 10-Q filed for 2001 was $567,207.

Financial Information Systems Design and Implementation Fees

     Deloitte & Touche LLP performed no financial systems design and implementation services for which it billed during 2001.

All Other Fees

     The aggregate amount of fees billed by Deloitte & Touche LLP for all other services rendered for 2001 was $99,711.

Independence

     The Audit Committee of the Board of Directors does not believe the fees billed by Deloitte & Touche LLP for nonaudit services during 2001 are incompatible with maintaining the auditors’ independence.

ANNUAL REPORT

     The company’s 2001 Annual Report containing audited financial statements for the fiscal years ended December 31, 2001 and 2000 accompanies this Proxy Statement. Upon written request, Apria will send you, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which the company has filed with the Securities and Exchange Commission. Copies of exhibits will also be provided upon written request and payment of a fee of $.25 per page plus postage. The written request should be directed to the Investor Relations Department (Attention: Ms. Maxine Rock), at the address of the company set forth on the first page of this proxy statement.

PROPOSALS OF STOCKHOLDERS

     For stockholder proposals to be considered for inclusion in the proxy materials for Apria’s 2003 Annual Meeting of Stockholders under Securities and Exchange Commission Rule 14a-8, they must be received by the Secretary of the company no later than March 19, 2003. All other proposals will be deemed untimely unless submitted on or before May 3, 2003.

OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Robert S. Holcombe Senior Vice President, General Counsel and Secretary

Lake Forest, California
June 17, 2002

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

APRIA HEALTHCARE GROUP INC.
26220 Enterprise Court
Lake Forest, California 92630

The undersigned appoints Robert S. Holcombe, James E. Baker and Raoul Smyth, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Apria Healthcare Group Inc. (the “Company”) held of record by the undersigned on May 31, 2002, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Irvine, 17900 Jamboree Road (Imperial Room), Irvine, California 92614, beginning at 8:00 A.M., local time on Thursday, July 18, 2002, and at any adjournment thereof, as designated on the reverse side hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(See reverse for voting instructions.)

SEE REVERSE
SIDE

Please mark your votes as in this example

The Board of Directors recommends a vote FOR the nominees listed below.

	FOR the nominees listed below	WITHHOLD AUTHORITY
	(except as noted to the contrary below)	to vote for all nominees listed below
Election of Directors			Nominees:	01 David H. Batchelder 02 David L. Goldsmith 03 Lawrence M. Higby 04 Richard H. Koppes	05 Philip R. Lochner, Jr. 06 Beverly Benedict Thomas 07 Ralph V. Whitworth

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided below)

OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL ABOVE. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

Address Change? Mark Box Indicate changes below:

Signature or signatures of stockholder(s): _________________________________________ DATED:_______________2002
 (YOUR SIGNATURE(S) SHOULD CONFORM TO YOUR NAME(S) AS PRINTED HEREON. CO-OWNERS SHOULD ALL SIGN.)